Exhibit 5.1

April 14, 2026

Cingulate Inc.

1901 W. 47th Place

Kansas City, KS 66205

Ladies and Gentlemen:

We are acting as counsel for Cingulate Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) for purposes of registering under the Securities Act of 1933 (the “Act) the resale of 4,208,711 shares of the Company’s common stock, par value $0.0001 per share, consisting of (i) 2,147,472 shares of common stock (ii) 191,824 shares of common stock issued upon conversion of the Series A convertible preferred stock; and (iii) 1,869,415 shares of common stock issuable upon exercise of a warrant (collectively, the “Purchase Shares”) issued in a private placement pursuant to a purchase agreement among the Company and the several purchasers named therein, dated as of January 27, 2026 (the “Purchase Agreement”). This opinion is being rendered in connection with the filing of the Registration Statement with the Commission.

In connection with this opinion, we have examined originals or copies (certified or otherwise identified to our satisfaction) of (i) the Company’s Amended and Restated Certificate of Incorporation, as amended, as currently in effect, (ii) the Company’s Amended and Restated Bylaws as currently in effect, (iii) the Registration Statement and related Prospectus, (iv) the Purchase Agreement and (v) such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials or of officers and representatives of the Company, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, and the authenticity of the originals of such latter documents. As to certain questions of fact material to this opinion, we have relied upon certificates or comparable documents of officers and representatives of the Company and have not sought to independently verify such facts.

Based on the foregoing, and subject to the assumptions, limitations and qualifications stated herein, we are of the opinion that the Purchase Shares have been duly authorized and, when issued and delivered by the Company in the manner described in the Registration Statement and the related Prospectus, will be validly issued, fully paid and non-assessable.

The opinion expressed herein is limited to the General Corporation Law of the State of Delaware (including reported judicial decisions interpreting the General Corporation Law of the State of Delaware), and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus which is a part of the Registration Statement. In giving such consents, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Very truly yours,

LOWENSTEIN SANDLER LLP